Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of Alon Blue Square Israel Ltd. is being filed on behalf of each of us.

October 28, 2014

Menora Mivtachim Holdings Ltd. /s/ Jony Tal /s/ Aharon Kalman By: Jony Tal By: Aharon Kalman Title: CIO Title: CEO
Menora Mivtachim Pensions and Gemel Ltd. /s/ Jony Tal /s/ Aharon Kalman By: Jony Tal By: Aharon Kalman Title: CIO Title: CEO